UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 14, 2004

BANK OF AMERICA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-6523

(Commission File Number)

56-0906609

(IRS Employer Identification No.)

100 North Tryon Street

Charlotte, North Carolina

(Address of principal executive offices)

28255

(Zip Code)

704.386.8486

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 14, 2004, Bank of America Corporation announced that Mr. Charles K. (Chad) Gifford is retiring as an employee and Chairman of the Board, effective as of January 31, 2005. Mr. Gifford will remain a member of the Board of Directors. Mr. Lewis will become Chairman of the Board effective upon Mr. Gifford’s retirement. A copy of the related press release is attached as Exhibit 99.1 hereto.

As compensation for services rendered through his retirement date, Mr. Gifford will be eligible for cash incentive awards of up to $8,000,000 for 2004 service and up to $667,000 for 2005 service (equal to 1/12th of his 2004 award). The amount of the actual awards will be determined early in 2005.

Mr. Gifford and the Company have reached an agreement regarding his retirement. A copy of the written agreement will be filed after it has been signed by all parties. The agreement has a 5-year term and is renewable annually thereafter, but ends earlier in the case of Mr. Gifford’s death. During the term, Mr. Gifford is to provide consulting services as requested by the Company, including advice to the Bank of America Foundation regarding philanthropic activities in the Northeast and to the Northeast marketing executive regarding Company initiatives. Mr. Gifford also acknowledges that his retirement will not constitute a termination for “good reason” under his prior FleetBoston change in control agreement (which agreement was previously disclosed in the joint proxy statement-prospectus relating to the Bank of America and FleetBoston merger and in other public filings of FleetBoston). The payment of any post-retirement benefits under the agreement is conditioned on Mr. Gifford executing a general release of claims.

In consideration for his consulting services and other agreements by Mr. Gifford, Mr. Gifford will receive a $50,000 annual retainer for each of the first five years of the term. In addition, he will be entitled to use Company-provided aircraft for up to 120 hours per year for each of the first five years of the term and up to 100 hours per year for any year that the agreement is renewed thereafter. The Company will provide Mr. Gifford office space (for as long as he requests) and secretarial support (for the five year initial term, renewable annually thereafter) that is both reasonable and appropriate in size and scope. The Company also will provide a car and driver service for Mr. Gifford when, in the course of his consulting services, he is requested to attend Company-related events. Mr. Gifford will have the opportunity to purchase from the Company up to 4 season tickets for up to 15 Boston Red Sox games (as selected by Mr. Gifford) each year for as long as he requests. In addition, consistent with Company practices, Mr. Gifford will receive financial planning and tax preparation services for the 2004 taxable year.

Mr. Gifford previously became entitled to certain severance benefits as a result of the 1999 merger between BankBoston Corporation and Fleet Financial Group, Inc. As previously disclosed in the joint proxy statement-prospectus relating to the Bank of America and FleetBoston merger and in other public filings of FleetBoston, these BankBoston severance benefits are fully vested, are brought forward with interest and are payable following any termination of employment. The balance of these BankBoston deferred severance benefits as of November 30, 2004 is approximately $16.36 million. These BankBoston deferred severance benefits continue to be credited with interest each month at the prior month’s one year constant maturity treasury rate, and are payable in a lump sum.

Mr. Gifford participates in the FleetBoston Supplemental Executive Retirement Plan (SERP). Upon his retirement, Mr. Gifford becomes entitled under the SERP to a joint and 75% survivor annual annuity of approximately $3.1 million, less offsets for benefits accrued under FleetBoston’s tax-qualified pension plan and non-qualified pension “make-up” plan.

ITEM 9.01.	EXHIBITS.

(c)	Exhibits.

The following exhibit is filed herewith:

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
99.1	Press Release dated December 14, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK OF AMERICA CORPORATION

By:	/s/ JACQUELINE JARVIS JONES
Jacqueline Jarvis Jones Associate General Counsel

Dated: December 23, 2004

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
99.1	Press Release dated December 14, 2004.

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